UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2009

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously reported, Simmons First National Corporation ("Company") entered into an Underwriting Agreement, dated November 10, 2009 ("Underwriting Agreement"), among the Company and Stephens Inc., as representative of the several underwriters named in Schedule I thereto ("Underwriters"), providing for, among other things, the issuance and sale by the Company to the Underwriters of 2,650,000 shares of the Company’s common stock, par value $0.01 per share ("Common Stock").  The offering was completed on November 17, 2009.  On December 8, 2009, the Underwriters exercised the over-allotment option granted under the Underwriting Agreement for the full additional 397,500 shares of the Company’s Common Stock subject to that option ("Option Shares") at a price of $24.50 per share, less underwriting discounts and commissions.  The sale of the Option Shares was completed on December 11, 2009, resulting in net proceeds to the Company, after underwriting discounts, commissions and expenses, of approximately $9.2 million.

Exhibits 5.1 and 23.1 with respect to the issuance of the Option Shares, which are attached to this Current Report on Form 8-K, are incorporated by reference in their entirety into the Company’s Registration Statement on Form S-3 (File No. 333-161558) filed with the U.S. Securities and Exchange Commission on August 26, 2009.

A copy of the related press release, dated December 11, 2009, announcing the closing of the sale of the Option Shares, is included herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC
23.1	Consent of Quattlebaum, Grooms, Tull & Burrow PLLC (included in Exhibit 5.1)
99.1	Press Release dated December 11, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simmons First National Corporation
(Registrant)
December 11, 2009	/s/ Robert A. Fehlman
(Date)	Robert A. Fehlman Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC
23.1	Consent of Quattlebaum, Grooms, Tull & Burrow PLLC (included in Exhibit 5.1)
99.1	Press Release dated December 11, 2009